Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT CUSTOMARILY TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Copy

License Agreement

This License Agreement (including as it may be amended or modified in accordance with its terms, the “Agreement”), is entered as of February 3, 2022 (the “Effective Date”) by and between NET Power LLC, a Delaware limited liability corporation (“NET Power”), having an office at 406 Blackwell Street, 4th Floor, Durham, NC, and Nuovo Pignone Tecnologie S.r.l., an Italian company (“BH”), having an office at Via Felice Matteucci 2, Firenze, 50127 Florence, Italy, and being a wholly-owned subsidiary of Nuovo Pignone International, S.r.l (“NPI”). BH together with NET Power are referred to herein as the “Parties” and each as a “Party”.

Whereas, NET Power is the exclusive licensee of certain NET Power Platform Intellectual Property from 8 Rivers Capital, LLC, a Delaware limited liability company (“8 Rivers”);

Whereas, BH is in the business of designing and developing Turbo Expanders for use in Power Plants;

Whereas, NET Power wishes to license certain Intellectual Property rights as set forth herein to BH subject to a license back from BH to certain rights to modifications and improvements relating to the NET Power Platform; and

Whereas, BH desires to obtain such rights from NET Power, and grant rights to NET Power.

Now, therefore, on the basis of the Parties’ representations, and in consideration of the foregoing promises and mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1. Definitions

All capitalized terms not otherwise defined herein shall have the following meanings:

1.1	“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), Controls, is Controlled by, or is under common Control with, such Person. As used only in this definition and in Section 6.2(vii), “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have correlative meanings. As used only in this definition and in Section 6.2(vii), the term “Control” shall not be interpreted to include the ability of a Company Member to prevent any action by the Company arising under any Unanimous Vote requirement in the Operating Agreement.

1.2	“Ancillary Utility Products” means products, technology, equipment, Software IP, and services that are in the standard portfolio of BH or its Affiliates as of the Effective Date or which otherwise come to be offered for Sale by BH or its Affiliates during the term of this Agreement which have existing uses outside the NET Power Platform and were not developed based on the Licensed IP (but which may be configured for implementation of or use in a Utility Plant, including routine ordinary course engineering modifications to integrate in Utility Plants). Ancillary Utility Products shall not include KPEP or other products specially developed for use in a Power Plant.

1.3	“ATQi” means the date BH provides written notice to NET Power that BH is willing and able to provide firm quotes and performance guarantees and warranties to potential purchasers of a Turbo Expander configured for implementation of, or use in, a Power Plant in accordance with the Turbo Expander Statement of Work (as such term is defined in the Joint Development Agreement) on such terms and conditions as BH and its Affiliates customarily provide in turbo-machinery supply agreements for equipment of equivalent levels of technical readiness.

1.4	“BH Key Process Equipment Package” or “KPEP” means an equipment package that includes (i) a Turbo Expander and, at BH’s option (ii) may include one more of the following: low pressure recycle compressors, high pressure recycle compressors, CO2 hot gas recycle compressors, CO2 recycle pumps, oxidant pumps, fuel gas compressors, Turbo Expanders, combustor(s), and local control panel(s) of the foregoing, in all cases as configured for implementation of, or use in, a Power Plant.

1.5	“Business Day” means any day except (i) Saturday, (ii) Sunday, (iii) any other day on which commercial banks located in the State of North Carolina, United States are authorized or required by law to be closed for business or (iv) any of the eleven (11) public bank holidays observed in Florence Italy (New Year’s Day, Epiphany, Easter Monday, Liberation Day, Labour Day, Republic Day, Assumption/Ferragosto, All Saint’s Day, Immaculate Conception, Christmas Day, and St. Stephen’s).

1.6	“Claim” means any claims (including cross-claims or counterclaims), causes of action, suit, arbitration, mediation, sanction, allegation, legal proceeding, charge, demand, complaint, inquiries, audits, disputes and other assertions of liability, whenever or however arising.

1.7	[***]

1.8	“Control” means, with respect to any Intellectual Property, the maximum extent to which a Party possesses (whether by ownership, license, or otherwise) the ability to grant a license or sublicense to such Intellectual Property pursuant to the terms and conditions of this Agreement without requiring the consent of any other Person and without violating any agreement with, or obligation to, any other Person.

1.9	“Cycle Improvement IP” shall mean all Intellectual Property and Technical Information Controlled by either Party at any time following the Effective Date of the Joint Development Agreement and prior to expiration of the JDA Exclusivity Conclusion Date that describes, embodies or protects the NET Power Platform power cycle (an example of this power cycle is the Allam-Fetvedt power cycle implemented at the Demonstrator Test Facility).

1.10	“Demonstrator Test Facility” means NET Power’s demonstration plant located in La Porte, Texas.

1.11	“Exclusive Industrial Products” means BH Key Process Equipment Packages, any and all parts, components, and modules thereof, in all cases as configured or adapted for implementation of, or use in, an Industrial Plant.

1.12	“Exclusive Utility Products” means BH Key Process Equipment Packages, any and all parts, components, and modules thereof, in all cases as configured or adapted for implementation of, or use in, a Utility Plant.

1.13	“Industrial Plant” means a Power Plant that is not a Utility Plant.

1.14	“Industrial Product” means all products, technology, equipment, Software IP, and services configured for implementation of, or use in, an Industrial Plant, including BH Key Process Equipment Packages, in all cases as configured for implementation of, or use in, an Industrial Plant.

1.15	“Insolvency Event” means with respect to any Person, (i) the commencement by such Person of a proceeding seeking relief under any provision or chapter of the U.S. Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization; (ii) an adjudication that such Person is insolvent or bankrupt; (iii) the entry of an order for relief under the U.S. Bankruptcy Code with respect to such Person; (iv) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing; (v) the filing of an answer by such Person admitting the material allegations of any such petition; (vi) the appointment of a trustee, receiver or custodian for any assets of such Person unless such appointment is vacated or dismissed within thirty (30) days from the date of such appointment but not less than five (5) days before the proposed sale of any assets of such Person; (vii) the insolvency of such Person or the execution by such Person of a general assignment for the benefit of creditors; (viii) the convening by such Person of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or composition of its debts or an extension of its debts; (ix) the failure of such Person to pay its debts generally as they mature; (x) the levy, attachment, execution or other seizure of substantially all of the assets of such Person where such seizure is not discharged within ten (10) days thereafter; or (xi) the admission by such Person of its inability to pay its debts generally as they mature or that it is generally not paying its debts as they become due.

1.16	“Intellectual Property” means and includes all intellectual property rights, licenses, and other proprietary rights and related rights of any kind or nature anywhere in the world, other than rights comprising or protecting Marks, but including all of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world, and whether registered or unregistered: (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examination certificates, post-issuance certificates, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other governmental authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models) (collectively, “Patents”); (ii) copyrights, works of authorship, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world (collectively, “Copyrights”); (iii) all rights in computer software and firmware (including source code, executable code, controls logic, data, databases, user interfaces, and algorithms), and related documentation (collectively, “Software IP”)); (iv) all trade secret rights arising under common law, state law, federal law or laws of foreign countries and all rights of any kind or nature in or to any know-how, ideas, concepts, inventions, designs, discoveries, developments, methods, techniques, procedures, processes, methods, Technical Information, schematics, specifications, research and development information, products, product roadmaps, customer lists and any other information (collectively, “Trade Secrets”); and (v) any other proprietary, industrial, or intellectual property rights of any kind or nature anywhere in the world that do not comprise or are not protected by Marks, Patents, Copyrights, Software IP or Trade Secrets. Notwithstanding the foregoing, “Intellectual Property” shall not include any Marks or any rights of any kind or nature therein.

1.17	“Investors” means Lummus Technology Inc.; CB&I, LLC; NPEH, LLC; McDermott Technology Sub, LLC; Exelon Generation Company, LLC; OLCV NET Power, LLC; any other investors in NET Power, and any of their respective Affiliates, predecessors, and/or successors.

1.18	“JDA Exclusivity Conclusion Date” means, subject to Section 2.2(c), the later of: (1) the date on which BH has accepted twenty (20) Purchase Contracts (of which at least eighteen (18) must be for Turbo Expanders configured for implementation of, or use in, Utility Plants, and not including the Demonstrator Test Facility), or (2) the commissioning of the number of Power Plants as set forth in the following table:

If ATQi Reached	Number of Commissioned Power Plants[1]
Within [***] after the Effective Date	[***] Power Plants
More than [***] after but within [***] of the Effective Date	[***] Power Plants
More than [***] after but within [***] of the Effective Date	[***] Power Plants
More than [***] after but within [***] of the Effective Date	[***] Power Plants
More than [***] after but within [***] of the Effective Date	[***] Power Plants
More than [***] after but within [***] of the Effective Date	[***] Power Plants
More than [***] after the Effective Date	[***] Power Plants

[1]	Including Utility Plants and Industrial Plants, but not including the Demonstrator Test Facility.

1.19	“Joint Development Agreement” means that certain Joint Development Agreement entered into by and between NET Power and BH on even date herewith, as such agreement may be amended or modified in accordance with its terms.

1.20	“Licensed Field” means all fields and uses of the NET Power Platform in which NET Power owns or Controls any rights or licenses (including such rights as are set forth in the Limited Excluded Field License Agreement between 8 Rivers Capital, LLC and NET Power, LLC of even date herewith.).

1.21	“Licensed IP” means (i) all Intellectual Property (including Technical Information) owned or Controlled by NET Power or Affiliates of NET Power as of the Effective Date or developed by NET Power at any time during the term of the Joint Development Agreement that is directed to or useful for the implementation of or use of the NET Power Platform or the KPEP thereof (including, without limitation, the BH Key Process Equipment Package, including U.S. Patent Nos. [***] and other Patents pending and issued worldwide, but in all cases, only to the extent the foregoing Patents apply to the NET Power Platform (such patents being the “Specified Patents”), together with (ii) the Cycle Improvement IP (including that arising after the Effective Date and through expiration of the JDA Exclusivity Conclusion Date). By way of clarity, all rights to and use of the Licensed IP is, in all cases, subject to the specific limitations of the grants set out in Section 2.

1.22	“Licensed Products” means the Industrial Products and the Exclusive Utility Products.

1.23	“Losses” means losses, damages, liabilities, deficiencies, Claims, judgments, interest, awards, penalties, fines, costs or expenses, reduction in value and the amounts of and/or paid in respect of any and all liabilities and Claims (including interest, penalties, reasonable attorneys’ and accountants’ fees and disbursements and all amounts paid in investigation, defense and/or settlement of any of the foregoing) of any nature whatsoever, including with respect to enforcing any right to indemnification hereunder.

1.24	“Marks” means trade names, trademarks, service marks, logos, corporate names, domain names and other internet addresses or identifiers, trade dress and similar rights, social media accounts and handles, any registration or applications (including intent to use applications) to register any of the foregoing, and all goodwill associated therewith.

1.25	“NET Power Platform” means (A) any technology using CO2 as a working fluid that is supercritical when it enters the turbine to drive a shaft to produce electricity or other work, recirculating a portion of the produced CO2 back into the turbine and exporting the other portion of the CO2 for capture and reuse, sale or sequestration of carbon dioxide and other byproducts and (B) any closed loop CO2 cycles using CO2 as a working fluid that is super-critical when it enters the turbine to drive a shaft to produce electricity or other work, recycling all of the CO2 back into the turbine. For the avoidance of doubt, the NET Power Platform may be either (A) individually, (B) individually or any combination of all of (A) and (B). The Demonstrator Test Facility is an example implementation of the NET Power Platform.

1.26	“NET Power Platform Licensee” shall mean any Person that has received a license, directly or indirectly, from NET Power or 8 Rivers to use the NET Power Platform (with such license referred to herein as a “NET Power Platform License”). By way of clarity, the rights granted herein to BH do not constitute a NET Power Platform License and do not permit BH to directly or indirectly grant a NET Power Platform License to any Person.

1.27	“Non-Essential Element” means a claim element of a valid and enforceable issued patent that is not required for the manufacture, operation, or use of the NET Power Platform.

1.28	“Operating Agreement” means the Fourth Amended and Restated Operating Agreement of Company, dated as of the Effective Date, as amended from time to time in accordance with the terms thereof.

1.29	“Person” means any individual, corporation, partnership, trust, limited liability company, unincorporated organization, partnership, joint venture, association or other entity or organization.

1.30	“Power Plant” means a plant of any type, size, or kind that generates power and that implements any aspect of the NET Power Platform or related Licensed IP. By way of clarity, a Power Plant may be comprised of multiple Turbo Expander units (which may each be arranged in one or more modular units together with pumps, compressors, and other equipment), located at a plant site.

1.31	“Purchase Agreement” means that certain Purchase Agreement entered into by and between NET Power and BH or an Affiliate thereof on even date herewith, as such agreement may be amended or modified in accordance with its terms.

1.32	“Purchase Contract” means any binding commitment for Sale of a BH Key Process Equipment Package to any Person. By way of clarity, bona-fide Purchase Contracts under Section 2.9 shall not include Purchase Contracts requiring Sales arrangements of a nature not offered to other Persons during the Term (by way of example, BH shall not be required to lease, rent, or provide financing arrangements for the Licensed Products if such arrangements are not customarily offered by BH to other Persons in respect of other reasonably similar items of original equipment sold by BH).

1.33	“Sale”, “Sales”, “Sell”, and “Sells” with respect to the Exclusive Utility Product and Industrial Products shall be given its broadest interpretation under this Agreement to include lease, rent, operate, or other arrangement whereby Exclusive Utility Products or Industrial Products are provided for use or incorporation into a Power Plant.

1.34	“Sub-Component” means equipment and/or components used in the implementation of portions of the NET Power Platform, but which do not implement the complete NET Power Platform.

1.35	“Subject Entities” means Rodney J. Allam; BOC Limited; Brayton Energy LLC; CB&I Technology Inc.; Exelon Generation Company LLC; LE2, LLC; Holtec International; Hideo Nomoto; McDermott Technology Sub, LLC; Parsons Brinckerhoff Limited; Palmer Labs, LLC; Progressive Energy Limited; RDK Group LLC; Joseph P. Strakey; Stone & Webster, Inc.; Summit Power Caledonia UK, LTD; Toshiba America Energy Systems Corporation; Toshiba Corporation; WSP UK Limited, and all successors of any of the foregoing with respect to their respective activities directly collaborating with NET Power and their rights therefrom.

1.36	“Technical Information” means all information and data of any Party relating to its products or processes or equipment for manufacturing and testing the same, including any technical data.

1.37	“Term” means the period during which this Agreement is in effect.

1.38	“Turbo Expander” means a supercritical CO2 expansion turbine (that, for the avoidance of doubt, is not (i) an aeroderivative product, nor (ii) a heavy duty gas turbine) and a combustor assembled together, whether assembled off-site or upon installation in a Power Plant.

1.39	“Utility Plant” means a Power Plant with a Turbo Expander unit that individually provides above 150 MW gross turbine individual shaft power, whether net electrical power is delivered to grid or not.

2. Licensing

2.1	Development License.

(a)	Grant of License: In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power (in each case, solely to the extent that NET Power Controls such Intellectual Property) hereby grants to BH and its Affiliates a worldwide, perpetual (subject to Section 8), royalty-free, transferable, sublicensable (through multiple tiers, but excluding customers, operators, and end users), right and license (a) under all Licensed IP to research, design, develop, make, have made, use, modify, and import Licensed Products, and (b) to reproduce, create derivative works of, distribute, publicly perform and publicly display (but only with respect to marketing and sales information clearly marked as intended for public dissemination), digitally transmit, and otherwise use all Technical Information included in the Licensed IP in any medium or format, whether now known or hereafter discovered, in all cases of (a) and (b), only in connection with the development activities of BH and its Affiliates under the Joint Development Agreement, any other internal research and development activities of BH and its Affiliates with respect to the development of Licensed Products, and any contemplated Joint Development Agreement activities at the Demonstrator Test Facility.

(b)	Development License Exclusivity Grant and Conditions: Subject to Sections 2.7 (R&D), 2.8 (third-party solicitation), 2.9 (loss of exclusivity), Section 8.2(c), the rights and licenses in Section 2.1(a) are and shall be deemed to be exclusive (even as to NET Power) unless and until the JDA Exclusivity Conclusion Date.

2.2	Utility Plant Licenses.

(a)	NET Power Utility Plant License Grants. In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power hereby grants to BH and its Affiliates a worldwide, perpetual (subject to Section 8), royalty-free, transferable, sublicensable (through multiple tiers, but excluding customers, operators, and end users), right and license (i) under all Licensed IP to: (A) make, have made, and import Exclusive Utility Products, (B) market and offer for Sale Exclusive Utility Products, (C) distribute and Sell Exclusive Utility Products to NET Power Platform Licensees, and (D) use and modify Exclusive Utility Products for purposes of (1) Sales, and (2) support or maintenance for or on behalf of NET Power Platform Licensees; and (ii) to reproduce, create derivative works of, distribute, publicly perform and publicly display (but only with respect to marketing and sales information clearly marked by NET Power as intended for public dissemination), digitally transmit, and otherwise use all Technical Information included in the Licensed IP in any medium or format, whether now known or hereafter discovered, in all cases of (i) and (ii), only with or in connection with Utility Plants.

(b)	Utility Plant License NET Power Exclusivity Grant and Conditions: Subject to Sections 2.7 (R&D), 2.8 (third-party solicitation), 2.9 (loss of exclusivity), the rights and licenses in Section 2.2(a) are and shall be deemed to be exclusive (even as to NET Power) with respect to Exclusive Utility Products unless and until the date on which BH has accepted twenty (20) Purchase Contracts (of which at least eighteen (18) must be for Turbo Expanders configured for implementation of, or use in, Utility Plants, and not including the Demonstrator Test Facility), provided, however, that NET Power shall retain a nonexclusive right to market and promote Exclusive Utility Products manufactured by BH and its Affiliates for use in connection with and as a part of the NET Power Platform, in accordance with and subject to the terms of the [***].

(c)	In the event a Purchase Contract under Section 2.2(b) hereof is canceled, such canceled Purchase Contract shall be “credited back” and not count toward the number of Purchase Contracts used for purposes of calculating the JDA Exclusivity Conclusion Date or determining loss of exclusivity under Section 2.2(b). In the event that such cancellation occurs after the loss of exclusivity under Section 2.2(b), then NET Power shall make a good faith effort to promote a subsequent sale by BH to a subsequent customer.

2.3	Industrial Plant License.

(a)	NET Power Industrial Plant License. In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power hereby grants to BH and its Affiliates a worldwide, perpetual (subject to Section 8), royalty-free, transferable, sublicensable (through multiple tiers, but excluding customers, operators, and end users), right and license (i) under all Licensed IP to: (A) make, have made, and import Industrial Products, (B) market and offer for Sale Industrial Products; (C) distribute and Sell Industrial Products to NET Power Platform Licensees, and (D) use and modify Industrial Products for purposes of Sales, support, and maintenance for or on behalf of NET Power Platform Licensees; and (ii) to reproduce, create derivative works of, distribute, publicly perform and publicly display (but only with respect to marketing and sales information clearly marked by NET Power as intended for public dissemination), digitally transmit, and otherwise use Technical Information included in the Licensed IP in any medium or format, whether now known or hereafter discovered, in all cases of (i) and (ii), only with or in connection with Industrial Plants.

(b)	Industrial Plant License NET Power Exclusivity Grant and Conditions: Subject to Sections 2.7 (R&D), 2.8 (third-party solicitation), 2.9 (loss of exclusivity), the rights and licenses in Section 2.2(a) are and shall be deemed to be exclusive (even as to NET Power) with respect to Industrial Products, provided, however, that NET Power shall retain a non-exclusive right to market and promote Industrial Products manufactured by BH and its Affiliates for use in connection with and as a part of the NET Power Platform, in accordance with and subject to the terms of the [***].

2.4	Ancillary Utility Products License. In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power hereby grants to BH and its Affiliates a worldwide, perpetual (subject to Section 8), transferable, sublicensable (through multiple tiers, but excluding customers, operators, and end users), right and license under the Licensed IP to: (A) make, have made, and import Ancillary Utility Products, (B) market and offer for Sale Ancillary Utility Products; (C) distribute and Sell Ancillary Utility Products to NET Power Platform Licensees, and (D) use and modify Ancillary Utility Products for purposes of Sales, support, and maintenance for or on behalf of NET Power Platform Licensees. Such license shall be on royalty terms consistent with the terms charged to other suppliers of similar products, or in the event no such other suppliers exist, shall be royalty free.

2.5	Derivative Works. If BH creates, develops, or invents any derivative works of the Licensed IP during the term of the Joint Development Agreement, then ownership of such derivative works will be subject to the allocation of Intellectual Property as set forth in the Joint Development Agreement. In addition, if, after expiration of the Joint Development Agreement, BH develops and Controls any Cycle Improvement IP then, and not in lieu of any other rights or licenses granted to NET Power hereunder, BH hereby grants to NET Power and its Affiliates an exclusive, worldwide, perpetual, royalty-free, transferable, sublicensable (through multiple tiers), right and license under all such Cycle Improvement IP, which Cycle Improvement IP shall be included in licenses granted to NET Power Platform Licensees.

2.6	Reservation of Rights. There are no implied rights or licenses granted under this Agreement, and except for the express rights and licenses granted by BH and NET Power hereunder, each Party reserves all right, title, and interest in and to all of its respective Intellectual Property. By way of example, (a) no right for BH or any third party to “use” the Licensed Products is granted hereby (other than as expressly granted in the License Grants of Section 2.1-2.4) (such rights to be set forth in separate agreement between NET Power or 8 Rivers and the NET Power Platform Licensees), nor does this Agreement provide for a right to Sell to Persons other than NET Power Platform Licensees, (b) except for the expressly granted rights, no right to make, have made, use, Sell, offer for Sale, import, or otherwise commercialize Turbo Expanders or other Licensed Products, or for NET Power to receive access to or a license to or under any other Intellectual Property or Technical Information of BH or its Affiliates, is granted by BH or its Affiliates to NET Power hereunder, and (c) no rights or licenses are granted to any Party’s Marks.

2.7	R&D. Notwithstanding any exclusive rights and licenses granted to BH in Section 2.1, Section 2.2, or Section 2.3, NET Power shall retain a non-exclusive right to undertake its internal research and development activities with respect to KPEPs as identified below in this Section 2.7, and NET Power shall retain a non-exclusive right to perform its obligations pursuant to the Joint Development Agreement. For the avoidance of doubt, there is no restriction (internal or external) on the research and development activities of NET Power with respect to products that are not KPEPs.

In addition, after conclusion of the Turbo Expander Statement of Work (as such term is defined in the Joint Development Agreement), the exclusive rights and licenses granted to BH in Section 2.1 shall not preclude NET Power from using Technical Information in existence as of the Effective Date that is included in the Licensed IP for purposes of research and development with third parties.

2.8	Solicitation of Third-Party Suppliers. Notwithstanding any exclusive rights and licenses granted to BH in Section 2.1, Section 2.2, or Section 2.3, NET Power shall further retain a nonexclusive right to solicit third-party commercial suppliers of Exclusive Utility Products (e.g., via RFQ) solely in accordance with and subject to the following:

(i)	Prior to the JDA Exclusivity Conclusion Date, NET Power and its Affiliates may only include in such solicitations (i) Technical Information in existence as of the Effective Date that is included in the Licensed IP, and (ii) Technical Information that comes into existence pursuant to the Joint Development Agreement and that, under the terms of the Joint Development Agreement, is owned by NET Power (subject to any confidentiality or non-use obligations set forth in Section 17.13 of the Joint Development Agreement); and

(ii)	After the JDA Exclusivity Conclusion Date, the rights and licenses granted to BH in Section 2.1, Section 2.2, and Section 2.3 shall not preclude: NET Power from using any Technical Information in the Licensed IP to solicit third-party commercial suppliers of Exclusive Utility Products.

For the avoidance of doubt, except as may be expressly requested by BH, NET Power and its Affiliates do not retain any rights to solicit third parties with respect to any components or equipment for use in Industrial Plants as long as Industrial Plant exclusivity exists, and NET Power on behalf of itself and its Affiliates, covenants and agrees that it and they will not undertake any such activities. NET Power, on behalf of itself and its Affiliates, further covenants and agrees that it and they have not and will not permit, assist, or license any third party to undertake any activity that would be in violation of this Section 2.8 if undertaken directly by NET Power or its Affiliates.

2.9	Loss of Exclusivity. Subject to the cure provisions in this Section 2.9, in addition to any other requirements for maintaining exclusivity and license rights herein, the exclusive rights and licenses granted to BH in Section 2 may be converted by NET Power to non-exclusive rights and licenses upon notice from NET Power no sooner than [***] following the occurrence of any of the events listed below (or, in the case of (b), (c), (d), below, BH’s actual awareness of the event if BH has not informed NET Power of the occurrence of each event or inability to meet the subject obligations) (each a “Exclusivity Loss” event):

(a)	Prior to [***] the Joint Development Agreement has been validly terminated pursuant to Section 11 (“Term and Termination”) of the Joint Development Agreement, further provided that (i) if BH has provided notice to NET Power within [***] of such termination of BH’s intent to continue the development and commercialization of the KPEP and continually progresses in good faith to develop and commercialize the KPEP, then BH’s licenses hereunder shall continue as non-exclusive licenses; (ii) otherwise, BH’s licenses hereunder shall terminate pursuant to Section 8.2(c);

(b)	Following [***] in any [***] period, BH has rejected [***] or more bona-fide Purchase Contracts from third parties for the sale and transfer of title of Turbo Expanders to such third parties at least in part as a result of having insufficient capacity to fulfill Purchase Contracts within a [***] delivery schedule, and BH and its Affiliates have not undertaken a plan to increase capacity that would have allowed delivery under such Purchase Contracts to be satisfied had such capacity existed at the time the order would have been placed (and which plan results in the actual planned increase in capacity in not more than [***] from the date of the applicable Purchase Contract or such other time period as agreed upon in writing by the Parties);

(c)	Following [***] BH and its Affiliates and sublicensees have not established (or undertaken a plan to establish) or thereafter ceases having manufacturing capability for and cease marketing Turbo Expanders for use in Utility Plants, NET Power provides BH a notice of intent to terminate exclusivity pursuant to this Section 2.9c), and BH fails to confirm in writing within [***] of such notice that it will reestablish such manufacturing and marketing capability in order to supply Turbo Expanders for use in Utility Plants within [***] of receipt of any bona fide request for a Purchase Order for the sale and transfer of title therefor or such other time period as agreed upon in writing by the Parties;

(d)	Following [***] BH and its Affiliates and sublicensees cannot regularly provide Turbo Expanders within a standard lead time not exceeding [***] (or such other time period as agreed upon in writing by the Parties ), NET Power provides BH a notice of intent to terminate exclusivity pursuant to this Section 2.9(d), and BH fails to confirm in writing within [***] of such notice that BH does have and is implementing a plan to reestablish manufacturing capability in order to meet such lead time on a regular basis (and which plan results in the actual planned increase in capacity in not more than [***] or such other time period as agreed by the Parties).

NET Power shall provide notice in writing to BH as soon as reasonably practicable after becoming aware of an Exclusivity Loss event. The loss of exclusivity shall be effective [***] following BH’s receipt of such notice, however, such [***] period shall be extended if the Exclusivity Loss event can be cured within the time periods set out in (b) through (d) above and BH has and continues working diligently to cure the Exclusivity Loss event.

2.10	Technology Transfer.

(a)	As soon as reasonably practicable after the Effective Date and at any time during the term of the Joint Development Agreement at BH’s request, and at no charge to BH, NET Power will: (i) disclose and transfer to BH copies of relevant Technical Information included in the Licensed IP, in each of the foregoing cases, in a manner to support BH in the exercise of the rights and licenses granted to BH hereunder, and (ii) provide to BH technical assistance and support, in connection with such Technical Information to enable BH to use and exploit the Licensed IP and related Technical Information as contemplated by this Agreement. Such technical assistance and support shall be timely provided according to BH implementation plan of its license rights and NET Power shall accordingly make its best reasonable effort to make its personnel available, possibly increasing the number of its technical specialists if necessary. The disclosure and transfer of Technical Information shall include the items set forth in Exhibit A as well as other Technical Information of a similar type and character, as better detailed in Exhibit A.

(b)	Furthermore, at any time during the Term, NET Power and BH will (i) disclose and transfer to each other embodiments of the Cycle Improvement IP and copies of relevant Technical Information to support the implementation of Cycle Improvement IP in Industrial Plants and Utility Plants, in each of the foregoing cases, such transfer to be conducted in a manner that is not unduly burdensome so as to support the exercise of the rights and licenses granted to each other hereunder, and (ii) provide each other with commercially reasonable assistance and support in connection with such Technical Information to enable each other and NET Power Platform Licensees to use and exploit the Cycle Improvement IP as contemplated by this Agreement. By way of clarity, such Cycle Improvement IP shall include information of a technical nature of a similar type and character as NET Power Platform cycle information embodied in the items set out in Exhibit A.

(c)	With respect to any Technical Information provided hereunder, each Party recognizes and agrees that the Demonstrator Test Facility is a research and testing facility and not a full embodiment of a commercial Power Plant facility and, accordingly, NET Power Technical Information derived from the Demonstrator Test Facility represents only the current state of implementation of the NET Power Platform and additional research, development, and engineering by BH will be necessary for commercial implementations as anticipated by the Parties.

3. Confidential Information

This Agreement is subject to the confidentiality provisions of Section 17.13 of the Joint Development Agreement as if incorporated herein.

4. Dispute Resolution

This Agreement is subject to the dispute resolution provisions of Sections 17.5, 17.6 and 17.9 of the Joint Development Agreement as if incorporated herein.

5. Indemnity

5.1	Indemnification by NET Power. NET Power will defend, indemnify, and hold harmless BH and its Affiliates and subsidiaries, and their respective officers, directors, shareholders, employees, contractors, agents, and representatives of each of them (collectively “BH Indemnified Parties”) from and against any and all Losses, as a result of any third party Claim against a BH Indemnified Party that is: (a) resulting from NET Power’s breach of any of its representations, warranties, or covenants hereunder, (b) arising out of or related to the Demonstrator Test Facility or the construction, operation, or use thereof (other than to the extent that such Claims are caused by or arise from design decisions made by BH with respect to the BH Key Process Package), (c) caused by or arising out of the conduct or activities of any of the Subject Entities in connection with a contract or collaboration with NET Power, including any Claim alleging that the Technical Information provided by NET Power to BH hereunder violates any confidentiality obligation between NET Power and the Subject Entities, or (d) alleging that the NET Power Platform as a whole infringes, misappropriates, or otherwise violates any Intellectual Property (a “NET Power Platform Claim”). By way of clarity, NET Power will have no indemnification obligation to the extent the NET Power Platform Claim (i) is directed towards or includes one or more Non-Essential Elements in addition to the NET Power Platform (except to the extent that such Non-Essential Element is a staple article of commerce ordinarily employed in power plant implementations), (ii) is directed to one or more hardware, software, or other equipment Sub-Component in addition to the NET Power Platform, or (iii) includes one or more additional components in addition to the Net Power Platform. To the extent it has the right and ability to do so, NET Power further passes-through and extends to the BH Indemnified Parties any rights to indemnification from any third party which pass-through or extend to the BH Indemnified Parties with respect to the NET Power Platform, the Licensed IP, or the subject matter of this Agreement.

5.2	Indemnification by BH. BH will defend, indemnify, and hold harmless NET Power and its Affiliates and subsidiaries, and their respective officers, directors, shareholders, employees, contractors, agents, and representatives of each of them (the “NET Power Indemnified Parties”) from and against any and all Losses, as a result of any third party Claim against a NET Power Indemnified Party resulting from BH’s breach of any of its representations, warranties, or covenants hereunder. Further, the applicable BH entity which Sells a BH Key Process Equipment Package will defend, indemnify, and hold harmless the NET Power Indemnified Parties from and against any and all Losses, as a result of any third party Claim against a NET Power Indemnified Party alleging that such BH Key Process Equipment Package, as and in the form provided by such BH entity and when used pursuant to and in accordance with the documentation provided by such BH entity, infringes, misappropriates, or otherwise violates the Intellectual Property of any Person in any country, and excluding, for the avoidance of doubt, any (i) NET Power Platform Claim, (ii) any Claim to the extent based on any NET Power developed or provided components, designs, or specifications, or (iii) the use or incorporation of a BH Key Process Equipment Package component into the NET Power Platform (unless the Claim is caused by or arise from design decisions made by BH with respect to the BH Key Process Equipment Package). For the avoidance of doubt, there shall be no joint or several liability among BH and/or any its Affiliates under this Agreement (including with respect to any Claims subject to this Section 5.2). To the extent it has the right and ability to do so, BH further passes-through and extends to the NET Power Indemnified Parties any rights to indemnification from any third party which pass-through or extend to the NET Power Indemnified Parties with respect to the subject matter of this Agreement. Licensee may satisfy liabilities owed to the NET Power Indemnitees hereunder in accordance with Section 9.5 of the Joint Development Agreement.

5.3	Indemnification Procedure. A Party claiming indemnification (the “Indemnification Claimant”) shall provide to the Party from whom indemnification is sought (the “Indemnifying Party”), prompt written notice of the Claim alleged to give rise to the indemnification obligation pursuant to this Section 5. The Indemnification Claimant must provide the Indemnifying Party reasonable cooperation and assistance with the settlement and defense of such Claim at the cost and expense of the Indemnifying Party (provided that an Indemnified Party’s internal cost of such cooperation shall be at the Indemnified Party’s own expense); and

(a)	The failure to provide prompt notice shall relieve the Indemnifying Party of liability only to the extent that the Indemnifying Party is prejudiced thereby;

(b)	Upon receipt of an indemnification request, the Indemnifying Party shall notify the Indemnification Claimant whether (i) it accepts the indemnification claim and takes control of the defense and investigation of such Claim; or (ii) whether it rejects the indemnification claim;

(c)	If, no later than thirty (30) days after receiving the indemnification request, the Indemnifying Party has not accepted the indemnification claim, the Indemnification Claimant shall have the option to control the defense (with which Indemnified Party shall reasonably cooperate) and settle the claim, and thereafter seek indemnification and reimbursement of the costs and expenses relating to such defense from the Indemnifying Party; and

(d)	If the Indemnifying Party accepts the indemnification claims, the Indemnification Claimant shall provide the Indemnifying Party exclusive control over the defense and settlement of any such Claim provided that no settlement involving a remedy other than monetary payment shall be entered into without the consent of the Indemnification Claimant. The Indemnification Claimant may, at its own cost and expense, participate, through its attorneys or otherwise.

5.4	Mitigation of Loss. Each Indemnification Claimant shall take and shall procure that its Affiliates, agents, directors, officers and employees take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential Losses) under this Section 5. Furthermore, in the event of a Claim or potential Claim regarding Intellectual Property, the Indemnifying Party who would be responsible for such a Claim shall have the right to use commercially reasonable efforts to seek to resolve or avoid such Claim by one or more of the following: (a) modifying the design or use of the accused NET Power Platform or BH Key Process Equipment Package, as the case may be, such that it no longer infringes but still complies with its documentation and specifications, (b) replacing one or more components or processes of the NET Power Platform or BH Key Process Equipment Package, as the case may be, with an equivalent or substantially similar non-infringing component or process, or (c) obtaining a license to the Intellectual Property that is or may be the basis of a Claim (the payments under which shall be borne by the Indemnifying Party). In each of the foregoing instances, the other Parties shall reasonably cooperate with such efforts, including without limitation agreeing to reasonable modifications of documentations and specifications, access to facilities and the like. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any Losses incurred by it.

6. Representations and Warranties

6.1	Each Party represents and warrants to the other Party that:

(i)	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(ii)	it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(iii)	the execution of this Agreement by a representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(iv)	when executed and delivered by the Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms;

(v)	it is under no obligation to any other Person that would interfere with its representations, warranties, or obligations under this Agreement; and

(vi)	it has not and will not permit, assist, or license any third party to undertake any activity that would be in violation of this Agreement if undertaken directly by the Party.

6.2	NET Power represents and warrants to BH that:

(i)	it has, and throughout the Term, will (a) retain the right, power, and authority to grant the rights hereunder in the Licensed IP to BH pursuant to the terms of this Agreement; and (b) in the event of assignment, license, or other disposition of any rights in such Licensed IP to a third party, such assignment, license, or other disposition of rights shall be subject to the rights granted to BH hereunder and will not result in termination or modification of the licenses granted to BH hereunder;

(ii)	there are no known Claims, demands, disputes or proceedings of any Person pertaining to or any Claim, demand, dispute or proceeding (including interferences, reissues, reexaminations, cancellations, oppositions, nullity actions, invalidation actions or post-grant reviews, but excluding patent prosecution with respect to pending applications conducted in the ordinary course before any Patent Office worldwide) which are pending or threatened that, in either case, challenge NET Power’s or 8 Rivers’ right, title or interest in the Specified Patents, other Licensed IP or the NET Power Platform, make any adverse claim of ownership thereof, or which would affect NET Power’s ability to grant the rights and licenses to BH under this Agreement; NET Power agrees that it shall promptly notify BH if NET Power becomes aware of any actual or potential Claims that could affect BH’s ability to fully exercise its rights under this Agreement;

(iii)	NET Power is the sole and exclusive legal and beneficial owner and/or has the sole and exclusive Control of the entire right, title, and interest in and to the Specified Patents and all Licensed IP for use with or in connection with Power Plants in the Licensed Field as of the Effective Date, and has the full power and authority to grant to BH the rights and licenses granted under this Agreement without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained;

(iv)	NET Power and its Affiliates have not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to the Specified Patents or any other rights in the Licensed IP or the NET Power Platform that would affect the licenses and its obligations under this Agreement, and will not be under any obligation that does or will conflict with or otherwise affect this Agreement;

(v)	as of the Effective Date, NET Power and its Affiliates do not own or Control any Intellectual Property or Technical Information that is reasonably necessary for the research, design, development, manufacture, use, modification, sale, or import of Licensed Products that is not Licensed IP;

(vi)	no portion of the NET Power Platform or the Licensed IP is subject to any requirements of 35 U.S.C. § 200 et seq., as amended, or any implementing regulations or policies, which would require any portion of the NET Power Platform or the BH Key Package Equipment Package to be manufactured substantially in the United States;

(vii)	as of the date of this Agreement, (a) NPEH, LLC; (b) McDermott Technology Sub, LLC; (c) Exelon Generation Company, LLC; (d) OLCV NET Power, LLC; and (v) BH do not Control (as such term is defined in Section 1.1) the Company and are not Affiliates of Company;

(viii)	the Technical Information transferred to BH under Section 2.10 shall be as relied on by NET Power in the ordinary course;

(ix)	all rights (including any grants of exclusivity), licenses, options, privileges, most favored nation terms and conditions, and rights of first refusal as to Power Plants provided or to be provided, directly or indirectly, to an Investor by NET Power (collectively, the “Investor Rights”) are not contrary to any rights granted to BH by NET Power hereunder;

(x)	during the applicable exclusivity periods set out in Section 2, the Investor Rights do not extend to or grant any Investor any rights, licenses, options, or privileges to design, engineer, manufacture or supply any equipment for which BH is given exclusivity herein (i.e., the Exclusive Utility Products and Exclusive Industrial Products); and

(xi)	each Party’s execution and performance under this Agreement, the Joint Development Agreement, the Purchase Agreement, and the other agreements to be entered into by the Party’s relating to the Licensed IP and Licensed Products, and the exercise of each Parties’ respective rights thereunder, does not and will not trigger any most favored nation term or any other Investor Right contrary to any rights granted to BH by NET Power hereunder during the applicable exclusivity periods set out in Section 2, and will not be considered when determining any most favored nation term, right of first refusal, or any other Investor Right to the extent any such rights exist which are contrary to the rights granted to BH.

6.3	BH represents and warrants to NET Power that:

(i)	the Technical Information transferred to NET Power under Section 2.10 shall be as relied on by BH in the ordinary course.

7. IP Enforcement

7.1	Cooperation. Each Party shall provide prompt notice to the other Party of any alleged or actual infringement of the Licensed IP of which such Party becomes aware. BH agrees to cooperate fully with NET Power in any investigation, proceeding, enforcement or defense of any Claim relating to a Power Plant based on the NET Power Platform or any of the Licensed IP. Any actions or activities pursuant to this Section 7.1 shall be under the exclusive control of and determined exclusively by NET Power.

7.2	Licensed IP. As between BH and NET Power, NET Power shall have the sole and exclusive right to bring suit and initiate proceedings relating to any infringement of any patents, copyrights, or trade secrets included in the Licensed IP or misappropriation or misuse of any Technical Information or trade secrets included in the Licensed IP, and to settle the same. Unless the parties agree otherwise, all costs and expenses relating to any such suits or proceeding shall be paid for by NET Power. Any and all recoveries, awards, or payments from any such suits, proceedings, or any settlements thereof shall be shared as follows: (a) NET Power shall recoup all of its costs and expenses incurred in connection with such suits or proceedings; (b) BH shall then, to the extent possible, recover any costs or expenses it incurred in connection with such suits or proceedings; and (C) any recoveries, awards, or payments remaining shall be allocated to the Parties in proportion to the damages incurred by the Parties; provided, however, that (1) if all costs and expenses relating to any suits or proceedings were paid for by NET Power then the amounts allocated to NET Power in accordance with clause (C) shall be doubled, and (2) if all costs and expenses relating to any such suits or proceedings were paid for by BH then the amounts allocated to BH in accordance with clause (C) shall be doubled; and further provided that in the event any damages are awarded in connection with any such suits or proceedings remain after allocating all amounts to the Parties in accordance with (A)-(C) above, NET Power shall be entitled to retain any remaining damages awarded.

7.3	Compensation in Lieu of Enforcement Action: During any period in which BH enjoys exclusive rights during the Term, and limited to the Licensed Field, in the event that (a) BH provided prompt notice to NET Power of patent infringement relating to the Licensed IP by an Licensed Field Industrial Power Plant or Licensed Field Utility Power Plant during the applicable BH exclusivity period (each such third party an “Infringer”), then (b) at BH’s request, NET Power will (x) initiate an action against such Infringer or take such other steps to address the alleged infringement as reasonably acceptable to BH, or (y) otherwise compensate BH (each subject to and as set forth below):

(i)	BH must identify the basis for the claim of infringement. In doing so, BH must provide objective evidence (including patent claim charts) establishing a good faith basis and reasonable likelihood of success that at least one claim of a patent included in the Licensed IP are met by the Infringer or its allegedly infringing Power Plant or related equipment (“Infringement Proof”)[2]. Regardless of the jurisdiction in which an action may be brought, the Infringement Proof will be of a level of detail sufficient to file a complaint for an Investigation of Intellectual Property Infringement and Other Unfair Trade Practices before the U.S. International Trade Commission (a TTA-337 action), and in the event of a dispute between the Parties with respect to the Infringement Proof, the Parties will jointly engage mutually satisfactory, competent intellectual counsel familiar with TTA-337 actions to finally determine whether or not the Infringement Proof is sufficient;

(ii)	If NET Power brings an action to enforce its Licensed IP, (an “Enforcement Action”), NET Power will have full control over the forum, the scope of the Enforcement Action, and any resolution thereof;

(iii)	If (a) NET Power elects not to (i) bring an Enforcement Action or (ii) take such other steps reasonably acceptable to BH to address the alleged infringement, and (b) NET Power does not provide BH the right to take such Enforcement Action (with all cost of doing so being borne by BH; in the event of refusal to bear such cost, BH shall have no further remedy with respect to the alleged infringement), and absent (a) or (b) being done, then (c) BH suffers a Lost Sale, then NET Power will provide BH a compensation payment (the “Compensation Payment”) of [***] for each such Lost Sale relating to an Industrial Power Plant and [***] for each such Lost Sale relating to a Utility Power Plant; subject to (iv) and (v);

(iv)	A “Lost Sale” is a potential sale of Exclusive Utility Product or Exclusive Industrial Product during such period of time as the respective exclusivity remains effective for such products containing a Turbo Expander where: (i) at the time such Lost Sale would have occurred, had BH had a Purchase Contract for the Lost Sale, then BH would have been able to provide on-schedule (24 month) delivery, (ii) BH was unable to substantially mitigate damages for the allegedly lost sale; and (iii) BH is otherwise in compliance with all License obligations.

(v)	The Compensation Payment of this Section 7.3 is subject to the Limitation of Liabilities set out in the Joint Development Agreement between BH and NET Power through the JDA Exclusivity Conclusion Date. Following the JDA Exclusivity Conclusion Date, the total of the Compensation Payments in any given calendar year shall not exceed [***].

[2]	In the event of any debate as to the sufficiency of the Infringement Proof, NET Power may, at its option, obtain further analysis and opinion of outside counsel as to the sufficiency, NET Power will not be required to bring any action, or provide any compensation, if such outside counsel analysis and opinion, concludes that the Infringement Proof is insufficient to establish that all elements of a patent Claim are infringed.

8. Term And Termination

8.1	Term. The term of this Agreement shall begin on the Effective Date and shall continue until terminated by written agreement of all Parties or as expressly provided in this Article 8.

8.2	Termination by NET Power. Except as expressly provided in this Section 8.2, NET Power has no right to terminate this Agreement (whether due to a breach of this Agreement by BH or otherwise), and NET Power’s sole and exclusive right and remedy in the event of a breach of this Agreement by BH shall be to seek injunctive relief (including in the case of breach of the scope of the IP license rights granted herein or in cases where monetary damages cannot be reasonably determined, but excluding in all cases any injunctive relief (i) which could result in termination or rescission of this Agreement, or (ii) in relation to any Sale subject to BH’s right to cure as set forth in Section 8.2(d) hereof), monetary damages and/or a termination of any rights of exclusivity granted to BH under any agreement between the Parties to the extent termination of exclusivity is expressly provided for herein. Notwithstanding the foregoing, unless otherwise stated below, NET Power may terminate this Agreement and the licenses granted to BH hereunder, at any time on or after sixty (60) days following the date a written notice of intent to terminate or of an unauthorized Sale, as applicable, is sent to BH, in each of the following circumstances:

(a)	BH or its Affiliate, or any Person acting on their behalf, directly or indirectly (e.g., as a real party in interest to an IPR), subsidizes, funds, initiates, or knowingly assists, an action or proceeding in a court of competent jurisdiction or before an applicable patent office (including reexaminations, Inter-Partes reexaminations, oppositions, cancellations) or administrative or governmental agency challenging the validity, enforceability, or, to the extent applicable, NET Power’s or 8 Rivers’ ownership of the Licensed IP (any of the foregoing, an “Challenge”), and BH fails to dismiss or terminate the same with prejudice as promptly as possible but in no case later than the earliest of (i) the date any response to such Challenge is due by NET Power or 8 Rivers; or (ii) thirty (30) days following any request by NET Power or 8 Rivers to dismiss such Challenge and failure to take all actions necessary to cause such Challenge to be dismissed with prejudice within that thirty (30) day period; or (iii) sixty (60) days following receipt of a notice of intent to terminate by NET Power or 8 Rivers.

For the avoidance of doubt, NET Power shall have no right to terminate this Agreement based on BH or its Affiliate, or any Person acting on their behalf, giving evidence, making statements, disclosing information in response to a subpoena, otherwise complying with any applicable law, or disclosing or making statements of fact with respect to publicly available information (but BH shall take reasonable actions to limit any response to a subpoena that relates to the NET Power Platform, and shall consult with NET Power on such response to the extent legally permissible to do so). Further, in the event NET Power is required to disclose information in response to a subpoena that relates to the BH Key Process Equipment Package, NET Power shall take reasonable actions to limit such subpoena and shall consult with BH on such response to the extent legally permissible to do so;

(b)	an Insolvency Event of BH that materially limits BH in the performance of its obligations hereunder;

(c)	on valid termination of the Joint Development Agreement pursuant to Section 11 (“Term and Termination”) of the Joint Development Agreement unless, prior to ATQi, BH has provided notice to NET Power within thirty (30) days of such termination of BH’s intent to continue the development and commercialization of the KPEP; or

(d)	BH Sells a Utility Product or Industrial Product to any Person that, at the time of such Sale, is not a NET Power Platform Licensee and BH fails to cure the same as promptly as possible but in no case more than sixty (60) days after receiving written notice of such unauthorized Sale from NET Power, and further provided that at the request of BH prior to the termination of such sixty (60) day period, NET Power will cooperate with BH for up to sixty (60) days following the date of notice of unauthorized Sale, or greater if agreed to by the Parties in writing, to cure the foregoing.

For the avoidance of doubt, (1) BH will have the right to purchase a NET Power Platform License for or on behalf of such non-licensed Person under the ordinary and customary terms and conditions of NET Power therefor, including as regards payment of all fees, royalties, and other charges (“Applicable Terms”), with such Applicable Terms being no less favorable than those offered in arms-length transactions to other similarly situated NET Power Platform Licensees (excluding from consideration licenses granted on MFN terms or granted to members or strategic customers of NET Power), and (2) NET Power may not refuse to grant a NET Power Platform License to such non-licensed Person under its ordinary and customary terms and conditions, including only a customary license fee, such terms and conditions and fee being no less favorable to such non-licensed Person than those offered to other similarly situated NET Power Platform Licensees, and in either case of (1) and (2), upon procurement of a NET Power Platform License, and execution of such license by NET Power or 8 Rivers, as the case may be, and such Person, NET Power will have no further right to terminate this Agreement as a result of such unauthorized Sale. BH may exercise this cure right no more than three (3) times unless otherwise agreed by NET Power. Furthermore, NET Power will have no right to terminate this Agreement under this Section 8.2(d), and BH will not be in breach of this Agreement or have any liability to NET Power: (A) if NET Power or 8 Rivers previously notified BH that such non-licensed Person was in fact a NET Power Platform Licensee for a particular Power Plant at a designated location (such as, by way of example, by providing BH a certificate naming such non-licensed Person as a NET Power Platform Licensee), (B) as a result of any non-payment of any license or other fees by any such Person to NET Power or 8 Rivers (unless NET Power provided notice to BH of the nonpayment and to not conclude the sale as the result of such non-payment), or (C) if NET Power or 8 Rivers revokes or terminates such non-licensed Person’s NET Power Platform License without notifying BH. For the avoidance of doubt, BH assumes no payment risk with respect to the payment of any fees for any NET Power Platform Licenses.

8.3	Termination by BH. Without prejudice to the termination provisions contained herein, BH may terminate this Agreement at any time, with or without cause, upon written notice of termination to NET Power, which termination will be effective thirty (30) days following the date of such notice.

8.4	No Limitation. The rights to terminate this Agreement hereunder shall be without prejudice to any other right or remedy of the non-defaulting Party in respect of the breach concerned or any other breach by the defaulting Party, except as otherwise provided in this Agreement.

8.5	Effect of Termination. The rights, obligations, and required performances of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration including, without limitation Articles 1 (“Definitions”), 2.6 (“Reservation of Rights”), 3 (“Confidential Information”), 4 (“Dispute Resolution”), 5 (“Indemnity”), 6 (“Representations and Warranties”), 9 (“Warranty Disclaimer”), 8.2(d), 8.4 (“No Limitation”), 8.5 (“Effect of Termination”) and Section 10 (“General Provisions”).

9. Warranty Disclaimer

9.1	Disclaimer. Except as expressly provided in this Agreement, each Party hereby specifically disclaims all warranties of any sort under this Agreement, including implied warranties of merchantability and fitness for a particular purpose.

10. General Provisions

10.1	Assignment. Neither Party may assign this Agreement or any of the rights or delegate any of its obligations under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided that each Party may assign this Agreement to (a) a successor in ownership of all or substantially all of the assets of such Party, (b) a successor in interest to the entire business of such Party to which this Agreement pertains, whether by sale of shares, merger, or otherwise, or (c) an affiliate or subsidiary of such Party, in each case, without the prior written consent of the other Party; provided that such Party may not assign this Agreement or the rights hereunder to any assignee that is undercapitalized as compared to other similarly sized companies similarly positioned in the energy industry and that any licenses from such Party to the other Party remain valid and in effect; provided further that in connection with any such permissible assignment by BH (x) BH’s rights and obligations under the Joint Development Agreement are also assigned to such assignee or an Affiliate of such assignee, (y) NPI’s rights and obligations under the Joint Development Agreement are also assigned to such assignee or an Affiliate of such assignee and (z) the Shares issued to NPI or a designee of NPI in accordance with the terms of the Joint Development Agreement are also assigned to such assignee or an Affiliate of such assignee. This Agreement shall be binding on the Parties hereto and on each of their respective successors and permitted assigns.

10.2	Compliance With Laws. Each Party and all persons furnished by that Party shall comply, at the expense of the Party, with all applicable federal, state, local and foreign laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance of this Agreement.

10.3	Choice of Law. This Agreement and all matters arising from or relating to or in connection with this Agreement shall be construed and determined in accordance with and governed by the internal laws of the State of Delaware without reference to conflicts of law principles.

10.4	Severability. The provisions hereof are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the Parties shall be substituted for such invalid or unenforceable provision.

10.5	Clause Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall not be construed against the Party who prepared this Agreement.

10.6	Waiver. None of the terms hereof can be waived or modified except by an express agreement in writing signed by the Party to be charged. The failure of any Party hereto to enforce, or the delay by any Party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any Party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce its rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such Parties may have unless otherwise provided for herein. Any Party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights.

10.7	Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (a) on the date when such notice, request, consent or communication is personally delivered, (b) three (3) Business Days after the same was sent, if sent by certified or registered mail, or (c) one (1) Business Day after the same was sent, if sent by overnight courier delivery to the addresses first set forth above. Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

10.8	Relationship of the Parties. Nothing herein contained shall be construed to place the Parties in the relationship of partners or joint venturers, and no Party hereto shall have any power to obligate or bind any other Party hereto in any manner whatsoever, except as otherwise provided for herein or in the Joint Development Agreement.

10.9	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and electronic signatures, and PDF copies shall be deemed equal to an original.

10.10	Entire Agreement. This Agreement, all exhibits hereto, the Joint Development Agreement, the Purchase Agreement, and the other agreements to be entered into by the Parties relating to the Licensed IP and Licensed Products shall constitute the entire agreement between the Parties with regard to the subject matter of this Agreement and supersede all previous communications, whether oral or written, between the Parties with respect to such subject matter. No modification of any provision of this Agreement shall be binding unless in writing and signed by duly authorized representatives of BH and NET Power.

10.11	Bankruptcy. All rights and licenses granted to BH under or pursuant to this Agreement, including to the Licensed IP, and any other licenses and rights granted pursuant to Section 2 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. NET Power agrees that BH, as a licensee of certain rights and licenses under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof.

10.12	Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a)	all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement unless specifically indicated otherwise;

(b)	unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(c)	whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(d)	the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(e)	references to any law, statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such law, statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(f)	when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(g)	subject to any cure periods and notice periods included herein, time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

(h)	the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(i)	the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the term “any” means “any and all”, and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(j)	references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. Dollars;

(k)	any drafts of this Agreement circulated by between the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, and each of the Parties agrees that no Party, Indemnifying Party or Indemnification Claimant shall make any Claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding between any of the foregoing or for any other purpose; and

(l)	the Parties have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

10.13	Taxes. Each Party shall be responsible for taxes legally imposed on such Party, it being understood, however, that taxes imposed on any Person in such Person’s capacity as a withholding agent with respect to payments to another Person shall be the responsibility of the Party against whom the taxes were withheld.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

NET Power LLC		Nuovo Pignone Tecnologie – S.R.l.

By:	/s/ Ron DeGregorio	By:	/s/ Marco Forgione
Name:	Ron DeGregorio	Name:	Marco Forgione
Title:	CEO	Title:	BD Leader TPS - Baker Hughes

Exhibit A

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